    As filed with the Securities and Exchange Commission on July 31, 1996

                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION

                         FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           IBIS TECHNOLOGY CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  Massachusetts
                         -------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   04-2987600
                               -------------------
                                (I.R.S. Employer
                               Identification No.)

               32 Cherry Hill Drive, Danvers, Massachusetts 01923
                                 (508) 777-4247
               --------------------------------------------------
                          (Address, including zip code,
                       and telephone, including area code,
                  of registrant's principal executive offices)

                           Geoffrey Ryding, President
                           Ibis Technology Corporation
                              32 Cherry Hill Drive
                                Danvers, MA 01923
                                 (508) 777-4247
                     ----------------------------------------
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    Copy to:
                           Richard A. Goldman, Esquire
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000

                     ----------------------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

                                        Proposed       Proposed
                                        maximum        maximum
Title of each class                     offering       aggregate     Amount of
of securities to be     Amount to be    price per      offering    registration
   registered            registered     unit (1)       price (1)       fee

- -------------------------------------------------------------------------------

Common Stock, par         791,314      $6.75        $5,341,369.50     $1,842
value $.008 per share

- -------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the closing sale price of the Common Stock as reported on The Nasdaq National Market on July 25, 1996.

                        ------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  PROSPECTUS

                         IBIS TECHNOLOGY CORPORATION

                        791,314 Shares of Common Stock
                         (Par Value $.008 Per Share)

      The 791,314 shares of Common Stock, $.008 par value per share ("Common Stock"), of Ibis Technology Corporation, a Massachusetts corporation (the "Company" or "Ibis"), offered hereby (the "Shares") are being sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fee of legal counsel, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

      The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on The Nasdaq National Market ("Nasdaq") under the symbol IBIS. On July 30, 1996, the closing sale price of the Common Stock, as reported by Nasdaq, was $7.50 per share.

      The executive offices of the Company are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923. Its telephone number is (508) 777-4247.

                           --------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

                           --------------------------


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


      No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           --------------------------

                 THE DATE OF THIS PROSPECTUS IS       , 1996.

                              AVAILABLE INFORMATION

      The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

      The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov.).

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Ibis Technology Corporation, 32 Cherry Hill Drive, Danvers, MA 01923, telephone (508) 777-4247 and directed to the attention of Debra L. Carroll, Treasurer.

                                TABLE OF CONTENTS
                                                                          PAGE

RISK FACTORS.................................................................4

THE COMPANY.................................................................11

SELLING STOCKHOLDERS........................................................13

PLAN OF DISTRIBUTION........................................................15

LEGALITY OF COMMON STOCK....................................................16

EXPERTS.....................................................................16

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................16

      An investment in the securities being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the shares of Common Stock offered hereby.


                                  RISK FACTORS

      This Prospectus contains and incorporates by reference forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included or incorporated in this Prospectus. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below.


      History of Net Losses, Accumulated Deficit and Future Net Losses. The Company incurred net losses of $1,159,157, $1,474,299 and $3,992,795 for the years ended December 31, 1993, 1994 and 1995, respectively, and $556,412 for the six month period ended June 30, 1996, and at June 30, 1996 had an accumulated deficit of $10,668,869. The net loss incurred by the Company for the year ended December 31, 1994 and the accumulated deficit as of June 30, 1996 each would have been $2,000,000 greater if the Company had not received $2,000,000 in key-man life insurance proceeds in June 1994 as a result of the death of Dr. Michael Guerra, a founder of the Company and its former Chief Executive Officer and Chairman of the Board. The Company expects net losses to continue for the foreseeable future and there can be no assurance that the Company will be profitable. The Company anticipates that it may be required to raise substantial additional capital in the future in order to finance expansion of its manufacturing capacity and its research and development programs. There can be no assurance, however, that such capital will be available on acceptable terms, if at all. See "Selected Financial Data" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K"), "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1995 Form 10-K, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "March 31, 1996 Form 10-Q") and "Risk Factors--Availability of Capital."

      Quarterly Fluctuations in Operating Results. The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Factors which have had an influence on and may continue to influence the Company's operating results in a particular quarter include the timing of receipt of orders from major customers, product mix, product obsolescence and changes in pricing policies by the Company, its competitors or its suppliers, the relative proportions of sales for commercial and military applications, the Company's ability to manufacture and ship products on a cost-effective and timely basis, the development and introduction of new production Ibis 1000 implanters by the Company, market acceptance of new and enhanced versions of the Company's products or implanters, the cyclical nature of the semiconductor industry, the evolving and unpredictable nature of the markets for the products incorporating the Company's SIMOX wafers, the amount of research and development expenses associated with new or enhanced products or implanters and the availability of government funding.

      The Company places blanket orders to purchase its materials from independent vendors several months in advance, often prior to receiving orders from its customers. If customers cancel or reschedule shipments or if production difficulties delay shipments, expense and inventory levels could be disproportionately high. A significant portion of the Company's expenses is fixed and the timing of increases in variable expenses is based in large part on the Company's forecast of future revenues. As a result, if revenues do not meet the Company's expectations, it may be unable to quickly adjust expenses to levels appropriate given actual revenues, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1995 Form 10-K and the March 31, 1996 Form 10-Q.

      Development Stage of Commercial Market for SIMOX Wafers. The sources of the Company's revenue have shifted from primarily research and development contracts and sales of SIMOX wafers for military applications to primarily sales of SIMOX wafers for commercial applications. To date, most customers who have purchased SIMOX wafers from the Company in the commercial field have done so only for the purpose of characterizing and evaluating the wafers. The Company is aware of only one semiconductor manufacturer that is currently using SIMOX wafers in mainstream commercial applications. There can be no assurance that the performance advantages of SIMOX wafers will be realized commercially or that a commercial market for SIMOX wafers will continue to develop.

      Competition and Technological Advances. The semiconductor industry is highly competitive and has been characterized by rapid and significant technological advances. A number of established semiconductor and materials manufacturers, including certain of the Company's customers, have expended significant resources in developing improved wafer substrates. There can be no assurance that the Company's competitors or others, many of which have substantially greater financial, technical and other resources than the Company, will not succeed in developing technologies and products that are equal to or more effective than any which are being developed by the Company or which would render the Company's technology obsolete or noncompetitive. In addition to competition from other manufacturers of SIMOX wafers, the Company faces competition from manufacturers using bulk silicon and epitaxial wafer technology, compound materials technology such as silicon-germanium, gallium-arsenide and indium phosphide and SOI technology other than SIMOX technology. Although the Company believes that SIMOX wafers offer integrated circuit performance advantages, there is no assurance that semiconductor manufacturers will not develop improvements to existing bulk silicon or epitaxial wafer technology, or that competing compound materials or SOI technologies will not be more successfully developed, that would eliminate or diminish the performance advantages of SIMOX wafers. The Company's ability to compete with other manufacturers of SIMOX wafers and manufacturers of competing SOI wafers, as well as with bulk silicon, epitaxial and compound materials wafer manufacturers, will depend on numerous factors within and outside the Company's control, including the success and timing of product introductions by the Company and its competitors, product distribution, customer support, sufficiency of funding available to the Company and the price, quality and performance of competing products and technologies.

      No Assurances of Successful Large-Scale Manufacturing. The Company has only manufactured limited quantities of SIMOX wafers on the Ibis 1000 oxygen implanters for evaluation in commercial applications. To be successful, the Company's products must be manufactured in commercial quantities, at acceptable costs. Although to date the Company has produced its products successfully, future production in commercial quantities may create technical and financial challenges for the Company. The Company has limited manufacturing experience. No assurance can be given that the Company will be able to make the transition to volume commercial production successfully.

      The Company has completed one Ibis 1000 oxygen implanter and the prototype Ibis 1000 upon which it was based. The Company is currently constructing two Ibis 1000s and plans to construct additional Ibis 1000s with the proceeds of its April 1996 public offering. Any difficulty or delay in constructing additional Ibis 1000s could have a material adverse effect on the Company's business and results of operations.

      Dependence on Manufacturing, Marketing and Distribution Partners. One element of the Company's marketing strategy is to form alliances with strategic partners for the manufacturing, marketing and distribution of its products, in part to address possible customer concerns regarding Ibis being a sole source supplier. The Company recently entered into a strategic business development agreement with Motorola Corporation to fund capacity expansion. However, there can be no assurance that the Company will be successful in maintaining such alliance or forming and maintaining other alliances, including satisfying its contractual obligations with its strategic partners, or that the Company's partners will devote adequate resources to manufacture, market and distribute these products successfully or will not attempt to compete with the Company. The limited number of reliable second sources of supply may adversely affect or delay the integration of SIMOX wafers in mainstream commercial applications.

      Cyclical Nature of the Semiconductor Industry. The semiconductor industry into which the Company sells its products is highly cyclical and has historically experienced periodic downturns, which often have had a severe effect on the semiconductor industry's demand for semiconductor materials. Prior semiconductor industry downturns have resulted in negative effects on the Company's net sales, gross margin and net income. The Company's operations as a whole will continue to be dependent on the expenditures of semiconductor manufacturers, which in turn will be largely dependent on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Any future weakness in demand in the semiconductor industry may have a material adverse effect on the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1995 Form 10-K and the March 31, 1996 Form 10-Q.

      Limited Availability of Materials and Components. Due to the increasing demand in the semiconductor industry for silicon wafers, there is no assurance that the Company will be able to purchase an adequate supply of such silicon wafers for manufacture of its products at or near current prices, if at all. Any shortages in the availability of silicon wafers or a significant increase in the price of silicon wafers could have a material adverse effect on the Company's business and results of operations.

      The Company manufactures its Ibis 1000 oxygen implanters from standard components and from components manufactured in-house or by other vendors according to the Company's design specifications. Although the Company has not experienced significant production delays due to unavailability or delay in procurement of component parts or raw materials to date, there can be no assurance that a disruption or termination of certain of these vendors will not occur and any such disruption or termination could have a material adverse effect on the Company's business and results of operations.

      Dependence on Key Personnel. The Company is dependent upon a number of key scientific and management personnel, including its President and Chief Executive Officer, Dr. Geoffrey Ryding. The Company maintains key-man life insurance on Dr. Ryding, of which it is the sole beneficiary. The loss of the services of one or more key individuals will have a material adverse impact on the Company. The Company's success may also depend on its ability to attract and retain other qualified scientific, marketing, manufacturing and other key management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel. Furthermore, although the Company has an employment agreement with Dr. Ryding and its employees are subject to certain confidentiality and non-competition obligations, there can be no assurance that the Company's key personnel will remain with the Company or will not become employed by a competitor.

      Dependence on Research and Development Funding. To date, a significant portion of the Company's revenue has been derived from research and development agreements with agencies of the U.S. government. During the six-month period ended June 30, 1996, and the fiscal years ended 1993, 1994 and 1995, revenues from government sponsored research and development contracts were approximately $92,000, $1,331,000, $890,000 and $764,000, or 2%, 33%, 27% and 16% of the
Company's revenues, respectively. The research and development agreements are subject to termination at the election of the relevant agency. Additionally, these agreements are subject to negotiated overhead rates, and work performed under these agreements is subject to audit and retroactive adjustments of amounts paid to the Company. The Company is currently being audited by the Defense Contract Audit Agency ("DCAA") in connection with the Company's 1990 through 1995 overhead and general and administrative rates, as well as incurred costs for the same periods. The results of these audits are at the final stages and it has been determined that retroactive adjustments of amounts previously paid to the Company are immaterial. The loss of revenue from the research and development agreements could have a material adverse impact on the Company.

      Dependence on Key Customers. During the six-month period ended June 30, 1996 and the fiscal years ended 1993, 1994 and 1995, revenues from Honeywell, IBM, Motorola, and Texas Instruments accounted in the aggregate for approximately $2,683,000, $1,576,000, $1,266,000, $2,554,000, or approximately
65%, 39%, 39% and 55% of the Company's revenues, respectively. The loss of one or more of these major customers and the failure of the Company to obtain other sources of revenue could have a material adverse impact on the Company.

      Centralization of Manufacturing Facilities. The Company manufactures all of its products at its facility in Danvers, Massachusetts. Due to the centralization of all of its manufacturing equipment in one location, the Company is susceptible to business interruptions resulting from power outages, natural disasters, equipment failures, and other localized conditions. Although the Company maintains business interruption insurance, prolonged business interruption could have a material adverse effect on the Company's business and its results of operations.

      Availability of Capital. The Company has invested, and intends to continue to invest, in facilities and state-of-the-art equipment in order to increase its research, development and manufacturing capabilities. In 1995, these capital expenditures totaled approximately $1.7 million. The Company expects to use much of the net proceeds it received from its April 1996 public offering to construct additional Ibis 1000 oxygen implanters, expand its facilities and purchase additional equipment. Changes in technology or sales growth beyond currently established capabilities would require further investment. As a result, the Company anticipates that it may be required to raise substantial additional capital in the future in order to finance expansion of its manufacturing capacity and its research and development programs. The Company has previously financed its working capital requirements through debt and equity financings, equipment lines of credit, a working line of credit, a term loan, sale-leaseback arrangements and government contracts. There can be no assurance that additional capital will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to the Company's then existing stockholders may result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1995 Form 10-K and the March 31, 1996 Form 10-Q and "Risk Factors--Dilution."

      Rights to Implanters. Pursuant to a sale-leaseback arrangement, the Ibis 1000 implanter currently in production is owned by Financing for Science International, Inc. ("FSI") and is leased to the Company, with the Company having an option to purchase the Ibis 1000 at the expiration of the lease. In addition, Motorola will have a security interest in the Ibis 1000 that is currently being constructed and will be dedicated to Motorola's production requirements. If the Company fails to meet certain contractual obligations under its agreements with either FSI or Motorola, the Company could lose its ability to use the implanter and FSI or Motorola, as the case may be, could sell the implanter to a competitor of the Company, which would have an adverse effect on the Company's operations. The Company is currently constructing an additional Ibis 1000 implanter to be sold to a major semiconductor manufacturer. The manufacturer has entered into an equipment purchase master agreement and has issued a purchase order to the Company for the purchase of the implanter and has made certain advance payments. Although the use of the implanter by this manufacturer and its ability to sell SIMOX wafers will be subject to certain restrictions, there can be no assurance that such manufacturer, which has substantially greater financial, technical and other resources than the Company, will not attempt to compete with the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the 1995 Form 10-K, the March 31, 1996 Form 10-Q and the Company's Current Report on Form 8-K for the May 22, 1996 event.

      Patents and Protection of Proprietary Technology. The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been awarded or has filed applications for a number of patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents, or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, do not have or will not obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products or intentionally infringe the Company's patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to the Company. In addition, there is an inherent unpredictability regarding obtaining and enforcing patents. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require the Company to cease selling its products. The Company also relies in large part on unpatented proprietary technology and there can be no assurance that others, including strategic partners, may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company currently requires all of its employees to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

      Public Market for Securities; Volatility of Price. There can be no assurance that an active trading market for any of the Company's securities will develop or be sustained. Additionally, there can be no assurance as to the liquidity of any such markets. The market prices of the Company's securities have been and may continue to be highly volatile and there can be no assurance as to the market price of the Common Stock at any given time. Factors such as quarter-to-quarter variations in the Company's revenues and earnings and announcements or introductions of technological innovations, new products or new prices by the Company or its competitors, customers or suppliers could cause the market price of the Company's securities to fluctuate significantly. Sales of a substantial number of shares of Common Stock by existing stockholders or the exercise of Redeemable Warrants to purchase shares of Common Stock (the "Redeemable Warrants") may also have an adverse effect on the market price of the Common Stock. In addition, in recent years the stock market in general, and the market prices for high technology companies in particular, have experienced significant volatility, which often may have been unrelated to the operating performance of the affected companies.

      Effect of Shares Eligible for Future Sale on Market Price. Sales of substantial amounts of the Company's Common Stock in the public markets could have an adverse effect on the price of the Common Stock. As of June 30, 1996, the Company had 5,165,175 shares of Common Stock outstanding. Of such shares, 3,591,314 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining 1,573,861 shares of Common Stock, approximately 585,050 shares were previously sold by certain stockholders of the Company under Rules 144, 144(k) or 701 of the Securities Act or pursuant to the Company's S-8 Registration Statement (the "S-8") and are now freely tradeable, and approximately 988,811 shares are or will become eligible for sale under Rules 144 and 144(k) or pursuant to the S-8. The holders of up to approximately 751,000 shares of Common Stock, excluding 791,314 shares offered hereby, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the price for the Common Stock.

      Government Regulation. The Company is subject to a variety of federal, state and local environmental regulations related to the storage, treatment, discharge or disposal of chemicals used in its operations and exposure of its personnel to occupational hazards. Although the Company believes that it has all permits necessary to conduct its business, the failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of production or a cessation of operations. The Company's future activities may result in it being subject to additional regulation. Such regulations could require the Company to acquire significant equipment or to incur other substantial expenses to comply with regulations. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances or properly control other occupational hazards could subject it to substantial financial liabilities.

      Impact of Warrants. An aggregate of 1,689,051 shares (subject to certain adjustments) of Common Stock are authorized for issuance upon the exercise of certain warrants (the "Warrants"), consisting of (i) 1,434,653 shares of Common Stock authorized for issuance upon exercise of the Redeemable Warrants, (ii) 124,752 shares of Common Stock authorized for issuance upon exercise of warrants originally issued to the underwriters of the company's initial public offering (the "IPO Underwriter's Warrants") and (iii) 129,646 shares of Common Stock authorized for issuance upon exercise of redeemable warrants underlying the IPO Underwriter's Warrants (the "IPO Underwriter's Redeemable Warrants"). Initially, each Redeemable Warrant was exercisable for one share of Common Stock at a price equal to $8.40, each IPO Underwriter's Warrant was exercisable for one share of Common Stock at a price equal to $8.40 and one IPO Underwriter's Redeemable Warrant at a price equal to $0.24, and each IPO Underwriter's Redeemable Warrant was exercisable for one share of Common Stock at a price equal to $10.08. The exercise prices of the Warrants and the number of shares issuable upon exercise thereof are subject to adjustment in certain circumstances, including upon the issuance of certain securities by the Company having an issue price or exercise price lower than the exercise price of the respective Warrants. As a result of certain issuances and sales of Common Stock (and securities exercisable for shares of Common Stock) by the Company below the exercise prices of the Warrants, the exercise price of each Redeemable Warrant is $8.08 per share of Common Stock. The exercise price of each IPO Underwriter's Warrant is $8.08 per share of Common Stock and $.24 per IPO Underwriter's Redeemable Warrant, and the exercise price of each IPO Underwriter's Redeemable Warrant is $9.33. Exercise of the Warrants may have an adverse effect upon the trading price of and market for the Common Stock and will result in dilution of the outstanding shares. It is also possible that, as long as the Warrants remain outstanding, their existence may place downward pressure on the price of Common Stock above certain levels.

      Dilution. Additional dilution is likely to occur upon exercise of the Warrants and exercise of outstanding stock options and other warrants, and may occur in connection with future financings to meet the Company's capital requirements. Further, based upon the closing sale price of the Common Stock as reported on the Nasdaq National Market on July 30, 1996, the offering price of the Common Stock is substantially higher than the net book value per share of Common Stock. Purchasers of shares of the Common Stock offered hereby will therefore incur immediate and substantial dilution. See "Risk Factors--Availability of Capital-Effect of Shares Eligible for Future Sale on Market Price," and "Risk Factors--Impact of Warrants."

      Certain Charter and By-Law Provisions; Possible Issuance of Preferred Stock. The Company's Restated Articles of Organization and Restated By-Laws contain certain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without future stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

      No Dividends. The Company has not paid dividends since its inception and does not anticipate paying any dividends in the foreseeable future. Pursuant to the terms of the Company's working capital line of credit, the Company is prohibited from paying any dividends, other than dividends payable solely in capital stock of the

Company, without the prior written consent of the lender. The Company plans to retain any earnings to finance the development and expansion of its business.

                                  THE COMPANY

      Ibis Technology Corporation ("Ibis" or the "Company") is an advanced materials company and the leading supplier of SIMOX (Separation by IMplantation of OXygen) wafers to the semiconductor industry. SIMOX wafers are state-of-the-art silicon-on-insulator ("SOI") wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. These advantages include substantially reduced power consumption, more efficient low-voltage operation, significantly improved speed, and reduced integrated circuit manufacturing costs. These characteristics make SIMOX wafers well-suited for many commercial applications, including cellular phones, wireless communications devices, portable and desktop computers, automotive electronics, and microwave systems. SIMOX wafers are created by implanting oxygen atoms below the surface of a silicon wafer in sufficient quantity to transform a layer of the silicon to silicon dioxide, while maintaining a thin layer of circuit quality single crystal silicon at the surface.

      The Company began its operations in 1988, producing four, five and six inch SIMOX wafers, mainly for military applications, on an NV-200 implanter manufactured by Eaton Corporation ("Eaton"). Since 1989, the Company has spent in excess of $10 million for the development of its proprietary oxygen implanter (the Ibis 1000) and advanced proprietary processing technologies which enable the production of SIMOX wafers capable of meeting the requirements of high volume commercial applications, including the production of eight inch wafers. The Ibis 1000 prototype with proprietary beam scanning technology became operational in 1993, permitting the Company to begin producing wafers of this size. The first fully-automated production version of the Ibis 1000 implanter was completed in May 1995, enabling volume production of high-quality SIMOX wafers. The Company believes that its demonstrated ability to supply high quality, competitively-priced wafers and its increased wafer production capacity, together with substantial progress in customers' development programs, are accelerating the acceptance of Ibis-produced SIMOX wafers for mainstream commercial applications.

      Over the past several years, the semiconductor industry and consequent wafer sales have been growing rapidly. In 1994, approximately 85 million six inch bulk silicon wafer equivalents were purchased by semiconductor manufacturers, generating approximately $4.4 billion of revenue. This represents a significant increase from $1.8 billion in 1989, a five-year 19.6% compounded annual growth rate. Historically, semiconductor manufacturers have demonstrated a willingness to adopt new materials and technologies, even at a cost premium, if sufficient performance advantages can be realized. For example, epitaxial wafers provide significantly improved circuit reliability relative to bulk silicon substrates, which are the base starting material for most semiconductor production. Revenues from sales of epitaxial wafers have grown at a compounded annual growth rate of 39%, from approximately 20% of total wafer revenue in 1989, to approximately 43% of total wafer revenue in 1994, despite a cost per wafer that is 2 to 3 times that of bulk silicon wafers.

      Integrated circuit technology is rapidly approaching the fundamental limitations of both bulk and epitaxial silicon, forcing the semiconductor industry to actively explore more advanced technologies and materials to meet the increasing demands of next generation integrated circuits. SIMOX wafers overcome many of these fundamental limitations and provide substantial performance advantages over bulk and epitaxial silicon as demonstrated in research laboratories, existing and emerging commercial applications and mature production-volume military applications.

      In recent years, the Company has focused on integrating SIMOX wafers into commercial applications, which have substantially higher volume potential than military applications, the Company's initial target market. Unit sales of SIMOX wafers for commercial applications have expanded from approximately 26% of the company's total wafers sold in 1991 to approximately 83% of its wafers sold in 1995.

      Ibis has sold SIMOX wafers to most of the world's leading commercial semiconductor manufacturers, including Advanced Micro Devices, Digital Equipment Corporation, Fujitsu, Honeywell, IBM, Intel, Mitsubishi Electric, Motorola, National Semiconductor, NEC, Philips, Samsung, Sharp, Texas Instruments, and Toshiba.

These commercial shipments have been used principally for evaluation purposes in products, including ASICs (application specific integrated circuits), memories (DRAMs, SRAMs, etc.), and cellular and mobile radio components. In addition, the Company supplies SIMOX wafers to military-oriented semiconductor manufacturers such as Allied-Signal Aerospace and Honeywell for use in production applications.

      The Company believes that strategic alliances will play an important role in developing a worldwide commercial market for SIMOX wafers. In September 1995, the Company and Motorola entered into an agreement for Motorola to provide funding to the Company to substantially expand the Company's current SIMOX wafer production capacity to meet requirements of Motorola for its commercial programs. Also, it is expected that the two companies will work closely to advance the processing and testing of SIMOX material in conjunction with Motorola's rigorous quality standards. The Company has also entered into a strategic alliance with Mitsubishi Materials, under which Mitsubishi markets and sells in Japan SIMOX wafers manufactured by Ibis. The Company and Mitsubishi are collaborating on joint research and development focused on commercial deployment of SIMOX technology with the ultimate objective of establishing SIMOX manufacturing capability in Japan to service this marketplace. In May 1996, the Company entered into an agreement with a major semiconductor manufacturer with respect to the purchase of an oxygen implanter and possible purchases of additional implanters.

      The Company's objective is to make its SIMOX wafers the preferred advanced materials substrate for mainstream commercial applications. The Company's strategy for attaining this objective is to capitalize on the technology embodied in the Ibis 1000 by building additional high current oxygen implanters to increase available capacity, further advancing its process technology, increasing throughput and reducing production costs, and to form strategic marketing, manufacturing and distribution alliances. The Company believes that this strategy will enable it to become the predominant supplier of SIMOX wafers with the quality, cost, and size required for mainstream commercial applications.

      Ibis was incorporated in Massachusetts on October 7, 1987 and commenced operations in January 1988. Ibis' executive officers are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923. Its telephone number is (508) 777-4247.

                              SELLING STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby by each Selling Stockholder.

                                  Shares                                 Shares
                               Beneficially           Number of        Beneficially
                              Owned Prior to         Shares Being       Owned After
Selling Stockholder           Offering(1)(2)           Offered         Offering(1)(3)
- -------------------           --------------           -------         --------------

                               Number   Percent     Number   Percent   Number  Percent
                               ------   -------     ------   -------   ------  -------

Aegis Select
  Limited Partnership(4)      135,644      2.7%    135,644     2.7%      --      *

Aegis II Limited
  Partnership(4)              135,646      2.7%    135,646     2.7%      --      *

Allen & Company Incorporated  143,000      2.8%    143,000     2.8%      --      *

Jonathan Bean                   2,000       *        2,000      *        --      *

Steven Berrard                 25,000       *       25,000      *        --      *

Robert Dean                     2,000       *        2,000      *        --      *

Delaware Charter Guarantee &
  Trust Co., Custodian for
  Mark S. Howells -- SEP/IRA   27,000       *       27,000      *        --      *

EPICEA                         71,285      1.4%     71,285     1.4%      --      *

Rosemary Fitzgerald             1,000       *        1,000      *        --      *

Michael Gilfillan               1,000       *        1,000      *        --      *

Wayne Huizenga                100,000      1.9%    100,000     1.9%      --      *

John P. Kehoe                   2,785       *        2,785      *        --      *

Dara Khosrowshahi               2,000       *        2,000      *        --      *

Kaveh Khosrowshahi              2,000       *        2,000      *        --      *

LeRoy Kim                       2,000       *        2,000      *        --      *

Bill Leimkuhler                 3,000       *        3,000      *        --      *





                                 Shares                               Shares
                              Beneficially       Number of         Beneficially
                              Owned Prior to    Shares Being       Owned After
Selling Stockholder           Offering(1)(2)      Offered         Offering(1)(3)
- -------------------           --------------      -------         --------------

                             Number Percent    Number  Percent    Number  Percent
                             ------ -------    ------  -------    ------  -------

Jeffrey Logan                 10,000   *       10,000     *          --      *

Brian Murphy                   5,000   *        5,000     *          --      *

Luis Mustacchio                2,000   *        2,000     *          --      *

Van Negris                     1,392   *        1,392     *          --      *

Patrick Perry                  1,000   *        1,000     *          --      *

Annette Puglisi               35,000   *       35,000     *          --      *

Richard Rochon                25,000   *       25,000     *          --      *

Enrique Senior                30,000   *       30,000     *          --      *

Robin G. Senior               11,000   *       11,000     *          --      *

Senior Family Trust            9,000   *        9,000     *          --      *

Denise and Jeffrey Silver      1,562   *        1,562     *          --      *

Ian Smith                      2,000   *        2,000     *          --      *

William vanden Heuvel          3,000   *        3,000     *          --      *


- ----------

*    Represents beneficial ownership of less than 1% of the outstanding Common
     Stock.

(1) The Company believes that the persons named in this table have sole voting and investment control with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) Percentage of ownership is based on 5,165,175 shares of Common Stock outstanding on June 30, 1996.

(3) Assumes the sale of all shares offered hereby to unaffiliated third parties.

(4) Dr. Ted Dintersmith, a director of the Company, is a general partner of Aegis II and is a general partner of Select GP Limited Partnership, the general partner of Aegis Select Limited Partnership. Dr. Dintersmith shares voting and investment power with respect to the shares held by Aegis II and Aegis Select and may be deemed to be the beneficial owner of such shares. Dr. Dintersmith disclaims beneficial ownership of the shares held by Aegis II and Aegis Select.



                              PLAN OF DISTRIBUTION

      The 791,314 Shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

      The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder for a period of not less than ninety (90) days from the effective date hereof.

      The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

      All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.


                            LEGALITY OF COMMON STOCK

      The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own an aggregate of approximately 600 shares of Common Stock and 600 Redeemable Warrants to acquire shares of Common Stock. Richard A. Goldman, Esq., a member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., is the Assistant Clerk of the Company.

                                     EXPERTS

      The balance sheets of the Company as of December 31, 1995 and 1994 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, and related schedule, incorporated by reference in this Prospectus and Registration Statement have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

      In October 1995, The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new method will be required to make pro forma footnote disclosure of net income as if the fair value-based method of accounting required by SFAS No. 123 has been applied. The Company is required to adopt SFAS No. 123 beginning in 1996. Adoption of this pronouncement is not expected to have a material impact on the

Company's financial position or results of operations because the Company intends to make pro forma footnote disclosure instead of adopting the new accounting method.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-23668).

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, filed pursuant to Section 13 or 15(d) of the 1934 Act (File No. 0-23668).

     (c) The Company's Current Report on Form 8-K for the December 19, 1995 event.

     (d) The Company's Current Report on Form 8-K for the March 14, 1996 event.

     (e) The Company's Current Report on Form 8-K for the May 22, 1996 event.

     (f) The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A (File No. 0-23668) filed with the Commission on May 6, 1994, including amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
                          --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution
- -----------------------------------------------------


      The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

             Registration Fees                         $ 1,842
             Legal Fees and Expenses                    15,000
             Accounting Fees and Expenses                2,500
             Miscellaneous                                 658
                                                       -------
             TOTAL                                     $20,000
                                                       =======

The Selling Stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.


Item 15.  Indemnification of Officers and Directors
- ---------------------------------------------------

      The Company's Restated Articles of Organization and its Restated By-Laws provide for indemnification of all persons permitted by the Massachusetts Business Corporation Law to the maximum extent permitted thereby. In addition, the Company's Restated Articles of Organization limit the liability of directors to the maximum extent permitted by the Massachusetts Business Corporation Law. Massachusetts law permits a corporation's articles of organization to provide that the directors of a Massachusetts corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or for certain loans to officers and directors of the corporation that are not repaid, as provided in Section 61 and Section 62, respectively, of the Massachusetts Business Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.

      The indemnification provisions relating to officers and directors of the Registrant are as follows:

      Article 6B of the Registrant's Amended and Restated Charter provides as follows:

      B.    Limitation of Liability of Directors

      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

      The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective, provided, however, that neither any provision of this Article nor the adoption of this Article shall affect the effectiveness of any predecessor provision of these Restated Articles of Organization pertaining to the elimination or limitation of the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

      If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporation action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without any further action of the Board of Directors or the stockholders of this Corporation, be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

      ARTICLE V, Section 9 of the Registrant's Restated By-Laws provides as follows:

      (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner or trustee of another corporation, including, without limitation, any corporation or other entity of which a majority of any class of equity security is owned directly or indirectly, by the Corporation (a "Subsidiary") or any Affiliate of the Corporation as such term is defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, partner or trustee or in any other capacity while serving as a director, officer, employee, agent, partner or trustee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitations, attorneys fees, judgments, fines, ERISA excise taxes or penalties, costs of investigation and preparation of defense and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, expect as provided in Section (c) hereof with respect to proceedings to enforce rights of indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      (b) Advance of Expenses. The right to indemnification conferred in Section
(a) of this Section 9 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this
Section 9 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections (a) and (b) of this Section 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

      (c) Right of Indemnitee to Bring Suit. If a claim under Section (a) or (b) of this Section 9 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Massachusetts Business Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Massachusetts Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 9 or otherwise shall be on the Corporation.

      (d) Rights Not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Section 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Articles of Organization, these By-Laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

      (e) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any Subsidiary or Affiliate or any employee benefit plan, against any expense, liability or loss, whether or not the Corporation would have the power to indemnity such person against expense, liability or loss under the Massachusetts Business Corporation Law. The Corporation's obligation to provide indemnification under this Section 9 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

      (f) Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any Subsidiary or Affiliate to the fullest extent of the provisions of this
Section 9 with respect to the indemnification of the advancement of expenses to directors and officers of the Corporation.

      (g) Agreements. The Corporation may, to the extent authorized from time to time by the Board of Directors, enter into agreements with any director, officer, employee or agent of the Corporation or any Subsidiary or Affiliate to the fullest extent of the provisions of this Section 9 with respect to the indemnification of and advancement of expenses to such person.

      (h) Amendment. Without the consent of a person entitled to the indemnification and other rights provided in this Section 9 (unless otherwise required by the Massachusetts Business Corporation Law), no amendment modifying or terminating such rights shall adversely affect such person's rights under this Section 9 with respect to the period prior to such amendment.

      (i) Savings Clause. If this Section 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnity each indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

      The Registrant has obtained insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnity such officers and directors.

      The Amended and Restated Shareholders Agreement dated as of August 17, 1989, as amended, the form of which was previously filed with the Commission and is incorporated herein by reference pursuant to Exhibit 4.3 hereto, contains provisions for indemnification by selling stockholders of the Registrant exercising their registration rights thereunder of the Registrant and its officers, directors and controlling stockholders against certain liabilities under the Securities Act.


Item 16.  Exhibits.
- -------------------

Exhibit
Number      Description
- -------     -----------

4.1 Article 4 of the Form of Restated Articles of Organization (previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, No. 33-78440, and incorporated herein by reference)

4.2 Form of Common Stock Certificate (previously filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-1, No. 33-78440, and incorporated herein by reference)

4.3 Amended and Restated Shareholders Agreement dated as of August 17, 1989, as amended, among the Registrant, certain holders of Common Stock and the holders of Preferred Stock (previously filed as Exhibit 4.4 to the Registrant's Registration Statement on Form S-1, No. 33-78440, and incorporated herein by reference)

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered

23.1        Consent of KPMG Peat Marwick LLP

23.2        Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
            Exhibit 5)

24          Power of Attorney (filed in Part II of this Registration Statement)


Item 17.  Undertakings.
- -----------------------

      A.    Rule 415 Offering
            -----------------

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section] 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.   Filings Incorporating Subsequent Exchange Act Documents by Reference
           --------------------------------------------------------------------

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.   Request for Acceleration of Effective Date or Filing of Registration
           --------------------------------------------------------------------
           Statement on Form S-8
           ---------------------

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Danvers, Massachusetts on July 31, 1996.

                                          IBIS TECHNOLOGY CORPORATION



                                          By: /s/ Geoffrey Ryding
                                              -----------------------------
                                              Geoffrey Ryding, Ph.D
                                              President



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Geoffrey Ryding, Ph.D or Timothy J. Burns, or any of them, his attorney-in-fact, each with the power of substitution and resubstitution, for him in his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signatures                  Title                                         Date
- ----------                  -----                                         ----


 /s/ Richard Hodgson        Chairman of the Board of Directors   July 31, 1996
- ------------------------    and Director
Richard Hodgson



 /s/ Geoffrey Ryding        President, Chief Executive Officer   July 31, 1996
- ------------------------    (principal executive officer)
Geoffrey Ryding, Ph.D.      and Director

Signatures                      Title                                      Date
- ----------                      -----                                      ----



 /s/ Timothy J. Burns           Chief Financial Officer,          July 31, 1996
- ------------------------------  (principal financial officer)
Timothy J. Burns




 /s/ Debra L. Carroll           Treasurer, Controller and Clerk   July 31, 1996
- ------------------------------  (principal accounting officer)
Debra L. Carroll



 /s/ Peter H. Rose, Ph.D.       Director                          July 31, 1996
- ------------------------------
Peter H. Rose, Ph.D.



 /s/ Ted R. Dintersmith, Ph.D.  Director                          July 31, 1996
- ------------------------------
Ted R. Dintersmith, Ph.D.

                           IBIS TECHNOLOGY CORPORATION

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

      Exhibit
      Number        Description
      -------       -----------

      4.1 Article 4 of the Form of Restated Articles of Organization (previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, No. 33-78440, and incorporated herein by reference).

      4.2           Form of Common Stock Certificate (previously filed as
                    Exhibit 4.2 to the Registrant's Registration Statement on Form S-1, No. 33-78440, and incorporated herein by reference).

      4.3 Amended and Restated Shareholders Agreement dated as of August 17, 1989, as amended, among the Registrant, certain holders of Common Stock and the holders of Preferred Stock (previously filed as Exhibit 4.4 to the Registrant's Registration Statement on Form S-1, No. 33-78440, and incorporated herein by reference).

      5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered

      23.1          Consent of KPMG Peat Marwick LLP

      23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5)

      24            Power of Attorney (filed in Part II of this Registration
                    Statement)





T3/631465.1